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                           UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                             FORM 144

              NOTICE OF PROPOSED SALE OF SECURITIES
      PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933

SEC USE ONLY
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DOCUMENT SEQUENCE NO.
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CUSIP NUMBER:
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WORK LOCATION
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1(a) NAME OF ISSUER (Please type or print)
     National R.V. Holdings, Inc.
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(b)IRS IDENT. NO.
     33-0371079
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(c)SEC FILE NO.
     0-22268
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(d)ADDRESS OF ISSUER     STREET          CITY     STATE    ZIP CODE
     3411 N. Perris Blvd. Perris, CA 92571
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(e)TELEPHONE NO.   AREA CODE     NUMBER
     (909) 943-6007
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2(a)  NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD
     The SC Fundamental Value Fund, L.P.
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 (b) SOCIAL SECURITY NO. OR IRS IDENT. NO.
     13-3563962
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                                       Page 1 of 7 Pages

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CUSIP No. 637277104                               Page 2 of 7 Pages
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 (c) RELATIONSHIP TO ISSUER
     None
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 (d) ADDRESS              STREET          CITY     STATE     ZIP CODE
     10 East 50th Street, New York, NY 10022
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INSTRUCTION:       The person filing this notice should contact the issuer to obtain the IRS Identification Number and the S.E.C. File Number.

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3(a)                 (b)                                         SEC USE ONLY
Title of the        Name and Address of Each Broker
Class of            Through Whom the Securities are             Broker-Dealer
Securities          to be Offered or Each Market               File Number
To Be Sold          Maker who is Acquiring the Securities
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
Common Stock
$.01 par value                      various
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CUSIP No. 637277104                                     Page 3 of 7 Pages
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
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(c)                  (d)        (e)                 (f)        (g)Name of
Number of Shares   Aggregate   Number of Shares   Approxi-      Each
 or Other Units    Market      or Other Units      mate         Securities
 To Be Sold        Value       Outstanding   Date of Sale       Exchange
                                              (See instr.3(f)
(See instr.3(c) (See inst.3(d) (See inst.3(e) (MO  DAY  YR) (See instr.3(g)
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
    13,330        $366,575         10,356,972     04/26/99       NYSE
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CUSIP No. 637277104                                     Page 4 of 7 Pages
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                      TABLE I - SECURITIES TO BE SOLD

       Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:



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                                                      Name of Person from
Title of      Date You   Nature of                    Whom Acquired
The Class     Acquired   Acquisition Transaction   (If gift, also give date
                                                    donor acquired)

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
Common Stock      Various    Purchase                   Issuer (purchased in a
$.01 par value    Dates                                 registered Public
                                                        Offering)

                                                      Open Market Transactions
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CUSIP No. 637277104                                     Page 5 of 7 Pages
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
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     Amount of                                   Date of
Securities Acquired           Payment         Nature of Payment
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
 894,530               Various Dates                  Cash
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
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            TABLE II - SECURITIES SOLD DURING THE PAST 3 MONTHS

Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold.

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Name and Address       Title of         Date of    Amount of        Gross
   of Seller        Securities Sold      Sale    Securities Sold   Proceeds
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
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

Remarks:
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                                                 Page 7 of 7 Pages


ATTENTION: The person for whose account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know any material adverse information in regard to the current and prospective operations of the Issuer of the securities to be sold which has not been publicly disclosed.



                                          The SC Fundamental Value Fund, L.P.
                                          By: SC Fundamental LLC

4/26/99                                          /s/ Neil H. Koffler
-----------------------------              By:------------------------------
    (Date of Notice)                                  (Signature)



The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed.

Any copies not manually signed shall bear typed or printed signatures.

Attention: Intentional misstatements or omission of facts constitute Federal Criminal Violations (See 18 U.S.C. 1001).


130793